Exhibit 8.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

April 24, 2020

Board of Directors

Provident Financial Services, Inc.

239 Washington Street

Jersey City, New Jersey 07302

Re:	U.S. Federal Income Tax Consequences of Merger of SB One Bancorp with and into Provident Financial Services, Inc.

To the Members of the Board of Directors:

We have acted as special counsel to Provident Financial Services, Inc., a Delaware corporation (“PFS”), in connection with the proposed merger of SB One Bancorp, a New Jersey corporation (“SBBX”), with PFS, with PFS being the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger dated March 11, 2020 (the “Merger Agreement”) by and between PFS and SBBX. At your request, and in connection with the registration statement on Form S-4 filed by PFS with the U.S. Securities and Exchange Commission on April 24, 2020, as amended or supplemented through the date hereof (the “Registration Statement,” which reference shall include the proxy statement of SBBX and the prospectus of PFS), we are rendering our opinion concerning certain U.S. federal income tax consequences of the Merger. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement; and (iii) the certificates of officers of PFS and SBBX as to certain factual matters, dated the date hereof (the “Certificates”), and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of PFS and SBBX, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified). We have assumed that the Certificates will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to Section 9.2.4 of the Merger Agreement, each dated as of the Closing Date. For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and that the Merger will qualify as a statutory merger in accordance with the Delaware General Corporation Law and the New Jersey Business Corporation Act. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Provident Financial Services, Inc.

April 24, 2020

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that PFS and SBBX will each be a party to that reorganization within the meaning of Section 368(b) of the Code. We hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that U.S. Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ LUSE GORMAN, PC